Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Fourth Quarter and Full-Year Fiscal 2023 Financial Results
•Total revenue increased 18.2% to $558.8 million for the fourth quarter and 21.6% to $2,216.6 million for the year
•Net income increased to $23.7 million for the fourth quarter and $76.1 million for the year
•Adjusted net income increased to $38.0 million for the fourth quarter and $129.7 million for the year
•Adjusted EBITDA increased 28.7% to $137.7 million for the fourth quarter and 90.6% to $536.8 million for the year
•Diluted EPS increased to $0.12 for the fourth quarter and $0.37 for the year
•Adjusted diluted EPS increased to $0.19 for the fourth quarter and $0.64 for the year
CHANHASSEN, Minn. (February 28, 2024) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal fourth quarter and full-year ended December 31, 2023.
Bahram Akradi, Founder, Chairman and CEO, stated: “I am thrilled to report that we achieved our operating and strategic objectives and exceeded our financial goals in 2023. We set record levels of revenue and adjusted EBITDA, improved our balance sheet, and further reduced our net debt leverage ratio. We also increased member engagement through our strategic programming initiatives, as highlighted by the increase to 135 average visits per membership compared to 124 in 2022 and, most notably, 108 in 2019 before the pandemic. The increase is a clear indication that our members are more engaged with higher retention as a key outcome. We are off to a great start in 2024 and expect to build on our progress and success this year by executing our plan to be free cash flow positive after all capital expenditures beginning in the second quarter, further improving our balance sheet, reducing our net debt leverage ratio, and continuing to grow our revenue and adjusted EBITDA.”
Financial Summary

	Three Months Ended			Year Ended
($ in millions, except memberships and per membership data)	December 31,			December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
Total revenue	$558.8	$472.7	18.2%	$2,216.6	$1,822.6	21.6%
Center operations expenses	$288.3	$253.8	13.6%	$1,184.4	$1,068.2	10.9%
Rent	$71.9	$66.1	8.8%	$275.1	$245.2	12.2%
General, administrative and marketing expenses (1)	$54.1	$38.3	41.3%	$201.1	$214.0	(6.0)%
Net income (loss)	$23.7	$13.7	73.0%	$76.1	$(1.8)	NM
Adjusted net income (loss)	$38.0	$17.6	115.9%	$129.7	$(41.6)	NM
Adjusted EBITDA	$137.7	$107.0	28.7%	$536.8	$281.7	90.6%
Comparable center revenue	11.7%	26.0%		15.3%	33.0%
Center memberships, end of period	763,216	725,206	5.2%	763,216	725,206	5.2%
Average center revenue per center membership	$711	$640	11.1%	$2,810	$2,528	11.2%
NM - Not meaningful
(1)    The three months ended December 31, 2023 and 2022 included non-cash share-based compensation expense of $11.9 million and $3.4 million, respectively. The years ended December 31, 2023 and 2022 included non-cash share-based compensation expense of $44.8 million and $33.5 million, respectively.

Fourth Quarter 2023 Information
•Revenue increased 18.2% to $558.8 million due to continued strong growth in membership dues and in-center revenue.
•Center memberships increased by 38,010, or 5.2%, when compared to December 31, 2022, and decreased sequentially from September 30, 2023 by 21,115, consistent with typical seasonality.
•Total subscriptions, which include center memberships and our digital on-hold memberships, increased 4.9% from December 31, 2022 to 814,936.
•Center operations expenses increased 13.6% to $288.3 million primarily due to increased operating costs related to our new and ramping centers as well as growth in memberships and in-center business revenue.
•General, administrative and marketing expenses increased 41.3% to $54.1 million primarily due to higher share-based compensation expense in the current period and lower incentive compensation expenses last year as we did not meet our threshold performance under our short-term and long-term incentive programs in 2022.
•Net income increased $10.0 million to $23.7 million, primarily due to improved business performance in the current period, partially offset by higher share-based compensation expense.
•Adjusted net income increased $20.4 million to $38.0 million.
•Adjusted net income and Adjusted EBITDA improved significantly as we experienced greater flow through of our increased revenue and benefited from the structural improvements to our business that have improved our margins.
Full-Year 2023 Information
•Revenue increased 21.6% to $2,216.6 million due to continued strong growth in membership dues and in-center revenue.
•Center operations expenses increased 10.9% to $1,184.4 million primarily due to increased operating costs related to our new and ramping centers as well as growth in memberships and in-center business revenue.
•General, administrative and marketing expenses decreased 6.0% to $201.1 million primarily due to reduced center support overhead and advertising and marketing expenses.
•Net income increased $77.9 million to $76.1 million primarily due to improved business performance in the current year, partially offset by a $66.9 million tax-effected gain on sale-leaseback transactions in the prior year, higher share-based compensation in the current year, and a $10.9 million tax-effected loss from sale-leasebacks in the current year.
•Adjusted net income increased $171.3 million to $129.7 million.
•Adjusted net income and Adjusted EBITDA improved significantly for the same reasons identified for the quarter.
New Center Openings
•The Company opened one new center in the fourth quarter of 2023 and a total of 11 centers for the year.
•As of December 31, 2023, Life Time operated a total of 171 centers.
Cash Flow Highlights

	Three Months Ended			Year Ended
($ in millions)	December 31,			December 31,
	2023	2022	Percent Change	2023	2022	Percent Change
Net cash provided by operating activities	$132.1	$75.6	74.7%	$463.0	$201.0	130.3%
Total capital expenditures (1)	$168.1	$181.2	(7.2)%	$693.9	$591.2	17.4%
(1)    Excludes net proceeds from sale-leaseback transactions of $123.3 million and $373.2 million for the years ended December 31, 2023 and 2022, respectively.
Liquidity and Capital Resources
•As of December 31, 2023, the Company’s total available liquidity was $363.3 million, which included availability on our revolving credit facility and unrestricted cash and cash equivalents.
•During 2023, the Company completed sale-leaseback transactions associated with three properties for net proceeds of approximately $123.3 million.
•The Company’s net debt leverage ratio improved to 3.6x as of December 31, 2023, from 6.5x as of December 31, 2022.

2024 Outlook
First Quarter 2024 Guidance

			Percent
	Three Months Ended	Three Months Ended	Change
	March 31, 2024	March 31, 2023	(Using
($ in millions)	(Guidance)	(Actual)	Midpoints)
Revenue	$585 – $595	$510.9	15.5%
Net income	$29 – $32	$27.5	10.9%
Adjusted EBITDA	$142 – $146	$120.1	19.9%
Rent	$72 – $74	$66.5	9.8%

Full-Year 2024 Guidance

			Percent
	Year Ended	Year Ended	Change
	December 31, 2024	December 31, 2023	(Using
($ in millions)	(Guidance)	(Actual)	Midpoints)
Revenue	$2,460 – $2,500	$2,216.6	11.9%
Adjusted EBITDA	$595 – $610	$536.8	12.2%
Rent	$300 – $312	$275.1	11.2%
Additional 2024 Outlook Information:
•We expect to continue to reduce our net debt leverage ratio towards our target of 3.0x by December 31, 2024
•We expect to be free cash flow positive beginning in the second quarter of 2024
•We plan to open 9-10 new centers in 2024
•We expect rent expense to include non-cash rent expense of $35 million to $40 million for the year
•We anticipate being able to offset a large portion of our 2024 cash taxes by utilizing a portion of our net operating loss carryforwards from the COVID-19 pandemic
We continue to actively monitor the sale-leaseback market and intend to resume transactions once terms are in line with our long-term financial objectives.
Conference Call Details
A conference call to discuss the Company’s fourth quarter and full-year financial results is scheduled for today:
•Date: Wednesday, February 28, 2024
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 4Q and Full-Year
A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the conclusion of the call and may be accessed online at https://ir.lifetime.life.
Conference call – A replay of the conference call will be available after 1:00 p.m. ET the same day through March 6, 2024, and may be accessed as follows:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1374 3996
# # #

About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its portfolio of more than 170 athletic country clubs across the United States and Canada. The Company’s healthy way of life communities and ecosystem address all aspects of healthy living, healthy aging and healthy entertainment for people 90 days to 90+ years old. Supported by a team of more than 37,000 dedicated professionals, Life Time is committed to providing the best programs and experiences through its clubs, iconic athletic events and comprehensive digital platform.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted net income (loss), Adjusted net income (loss) per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income (loss), net income (loss) per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income (loss) is defined as net income (loss) excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations, including incremental costs related to COVID-19. Free cash flow or free cash flow after capital expenditures is defined as net cash provided by (used in) operating activities less capital expenditures, net of construction reimbursements and net proceeds from sale-leaseback transactions. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus unrestricted cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our net debt leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Please note that the Company has not provided the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, for the Adjusted EBITDA forward-looking guidance for 2024 included in this press release in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. Providing the most directly comparable GAAP financial measure, or a quantitative reconciliation thereto, cannot be done without unreasonable effort due to the inherent uncertainty and difficulty in predicting certain non-cash, material and/or non-recurring expenses or benefits; legal settlements or other matters; and certain tax positions. The variability of these items could have an unpredictable, and potentially significant, impact on our future GAAP financial results.
The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for the first quarter and full year 2024, growth, cost efficiencies and margin expansion, improvements to its balance sheet, net debt and leverage ratio, capital expenditures and free cash flow, consumer demand, industry and economic trends, taxes, rent expense, expected number of new center openings and successful signings and closings of center takeovers and sale-leaseback transactions (including the amount, pricing and timing thereof). These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and competitive and economic environment, risks relating to our brand, risks relating to the growth of our business, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2023, (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue:
Center revenue	$546,050	$462,022	$2,154,329	$1,769,520
Other revenue	12,784	10,633	62,264	53,037
Total revenue	558,834	472,655	2,216,593	1,822,557
Operating expenses:
Center operations	288,257	253,825	1,184,370	1,068,208
Rent	71,926	66,060	275,122	245,226
General, administrative and marketing	54,126	38,326	201,131	213,976
Depreciation and amortization	64,330	57,203	244,397	228,883
Other operating expense (income)	21,526	12,250	86,363	(44,355)
Total operating expenses	500,165	427,664	1,991,383	1,711,938
Income from operations	58,669	44,991	225,210	110,619
Other (expense) income:
Interest expense, net of interest income	(34,548)	(28,805)	(130,797)	(113,537)
Equity in earnings of affiliates	90	171	377	300
Total other expense	(34,458)	(28,634)	(130,420)	(113,237)
Income (loss) before income taxes	24,211	16,357	94,790	(2,618)
Provision for (benefit from) income taxes	527	2,631	18,727	(825)
Net income (loss)	$23,684	$13,726	$76,063	$(1,793)

Income (loss) per common share:
Basic	$0.12	$0.07	$0.39	$(0.01)
Diluted	$0.12	$0.07	$0.37	$(0.01)
Weighted-average common shares outstanding:
Basic	196,463	194,182	195,671	193,570
Diluted	203,420	196,378	204,005	193,570

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29,966	$25,509
Accounts receivable, net	23,903	13,381
Center operating supplies and inventories	52,803	45,655
Prepaid expenses and other current assets	57,751	45,743
Income tax receivable	10,101	748
Total current assets	174,524	131,036
Property and equipment, net	3,171,616	2,901,242
Goodwill	1,235,359	1,233,176
Operating lease right-of-use assets	2,202,601	2,116,761
Intangible assets, net	172,127	173,404
Other assets	75,914	69,744
Total assets	$7,032,141	$6,625,363
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,252	$73,973
Construction accounts payable	108,730	125,031
Deferred revenue	49,299	36,859
Accrued expenses and other current liabilities	185,305	154,427
Current maturities of debt	73,848	15,224
Current maturities of operating lease liabilities	58,764	51,892
Total current liabilities	557,198	457,406
Long-term debt, net of current portion	1,859,027	1,805,698
Operating lease liabilities, net of current portion	2,268,863	2,162,424
Deferred income taxes, net	56,066	41,393
Other liabilities	36,875	34,181
Total liabilities	4,778,029	4,501,102
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 196,671 and 194,271 shares issued and outstanding, respectively.	1,967	1,943
Additional paid-in capital	2,835,883	2,784,416
Accumulated deficit	(576,813)	(652,876)
Accumulated other comprehensive loss	(6,925)	(9,222)
Total stockholders’ equity	2,254,112	2,124,261
Total liabilities and stockholders’ equity	$7,032,141	$6,625,363

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$76,063	$(1,793)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	244,397	228,883
Deferred income taxes	14,577	(13,560)
Share-based compensation	50,144	37,291
Non-cash rent expense	37,544	38,534
Impairment charges associated with long-lived assets	14,466	2,062
Loss (gain) on disposal of property and equipment, net	14,089	(99,974)
Amortization of debt discounts and issuance costs	7,821	7,873
Changes in operating assets and liabilities	6,465	3,372
Other	(2,562)	(1,719)
Net cash provided by operating activities	463,004	200,969
Cash flows from investing activities:
Capital expenditures	(693,902)	(591,178)
Acquisitions, net of cash acquired	(5,708)	—
Proceeds from sale-leaseback transactions	121,831	351,850
Other	3,619	(4,214)
Net cash used in investing activities	(574,160)	(243,542)
Cash flows from financing activities:
Proceeds from borrowings	44,291	20,084
Repayments of debt	(15,026)	(25,644)
Proceeds from revolving credit facility	1,376,000	805,000
Repayments of revolving credit facility	(1,306,000)	(785,000)
Repayments of finance lease liabilities	(1,031)	(1,404)
Proceeds from financing obligations	1,500	21,350
Payments of debt discounts and issuance costs	(3,050)	(43)
Proceeds from stock option exercises	15,770	3,755
Proceeds from issuances of common stock in connection with the employee stock purchase plan	3,479	—
Other	(381)	(1,300)
Net cash provided by financing activities	115,552	36,798
Effect of exchange rates on cash and cash equivalents	61	(353)
Increase (decrease) in cash and cash equivalents	4,457	(6,128)
Cash and cash equivalents—beginning of period	25,509	31,637
Cash and cash equivalents—end of period	$29,966	$25,509

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Membership Data
Center memberships	763,216	725,206	763,216	725,206
Digital On-hold memberships	51,720	51,470	51,720	51,470
Total memberships	814,936	776,676	814,936	776,676

Revenue Data
Membership dues and enrollment fees	74.1%	72.5%	72.3%	70.7%
In-center revenue	25.9%	27.5%	27.7%	29.3%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$404,783	$334,798	$1,557,289	$1,251,693
In-center revenue	141,267	127,224	597,040	517,827
Total Center revenue	$546,050	$462,022	$2,154,329	$1,769,520

Average Center revenue per center membership (1)	$711	$640	$2,810	$2,528
Comparable center revenue (2)	11.7%	26.0%	15.3%	33.0%

Center Data
Net new center openings (3)	1	5	10	10
Total centers (end of period) (3)	171	161	171	161
Total center square footage (end of period) (4)	16,800,000	16,000,000	16,800,000	16,000,000

GAAP and Non-GAAP Financial Measures
Net income (loss)	$23,684	$13,726	$76,063	$(1,793)
Net income (loss) margin (5)	4.2%	2.9%	3.4%	(0.1)%
Adjusted net income (loss) (6)	$37,985	$17,638	$129,704	$(41,569)
Adjusted net income (loss) margin (6)	6.8%	3.7%	5.9%	(2.3)%
Adjusted EBITDA (7)	$137,708	$107,027	$536,831	$281,724
Adjusted EBITDA margin (7)	24.6%	22.6%	24.2%	15.5%
Center operations expense	$288,257	$253,825	$1,184,370	$1,068,208
Pre-opening expenses (8)	$1,134	$3,103	$7,280	$12,399
Rent	$71,926	$66,060	$275,122	$245,226
Non-cash rent expense (open properties) (9)	$7,964	$12,887	$33,626	$27,737
Non-cash rent expense (properties under development) (9)	$2,680	$(1,657)	$3,918	$10,797
(1)    We define Average Center revenue per center membership as Center revenue less Digital On-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.

(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During the fourth quarter of 2023, we opened one center. During 2023, we opened 11 centers and closed one center.
(4)    Total center square footage (end of period) reflects the aggregate fitness square footage, which we use as a metric for evaluating the efficiencies of a center as of the end of the period. The total center square footage figures exclude the approximate square footage of areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. These figures are approximations.
(5)    Net income (loss) margin is calculated as net income (loss) divided by total revenue.
(6)    We present Adjusted net income (loss) as a supplemental measure of our performance. We define Adjusted net income (loss) as net income (loss) excluding the impact of share-based compensation expense, (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19, less the tax effect of these adjustments.
Adjusted net income (loss) margin is calculated as Adjusted net income (loss) divided by total revenue.
The following table provides a reconciliation of net income (loss) and income (loss) per common share, the most directly comparable GAAP measures, to Adjusted net income (loss) and Adjusted net income (loss) per common share:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2023	2022	2023	2022
Net income (loss)	$23,684	$13,726	$76,063	$(1,793)
Share-based compensation expense (a)	13,115	4,077	50,144	37,291
COVID-19 related expenses (b)	131	2,119	470	3,056
Loss (gain) on sale-leaseback transactions (c)	193	535	13,624	(97,632)
Capital transaction costs (d)	—	—	—	255
Asset impairments (e)	—	—	6,620	—
Other (f)	1,180	(2,069)	(4,011)	(1,048)
Taxes (g)	(318)	(750)	(13,206)	18,302
Adjusted net income (loss)	$37,985	$17,638	$129,704	$(41,569)

Income (loss) per common share:
Basic	$0.12	$0.07	$0.39	$(0.01)
Diluted	$0.12	$0.07	$0.37	$(0.01)
Adjusted income (loss) per common share:
Basic	$0.19	$0.09	$0.66	$(0.21)
Diluted	$0.19	$0.09	$0.64	$(0.21)
Weighted-average common shares outstanding:
Basic	196,463	194,182	195,671	193,570
Diluted	203,420	196,378	204,005	193,570
(a)    Share-based compensation expense recognized during the three months and year ended December 31, 2023 was associated with stock options, restricted stock units, our employee stock purchase plan (“ESPP”) that launched on December 1, 2022, and liability classified awards related to our short-term incentive plan in 2023. Share-based compensation expense recognized during the three months and year ended December 31, 2022 was associated with stock options, restricted stock, restricted stock units and our ESPP. The majority of this expense in 2022 was associated with awards that were fully vested and became exercisable on April 4, 2022 in connection with the expiration of the lock-up period following our initial public offering (“IPO”).
(b)    Represents the incremental net expenses we recognized related to the COVID-19 pandemic. We adjust for these expenses as they do not represent expenses associated with our normal ongoing operations. We believe that adjusting for these expenses provides a more accurate and consistent representation of our actual operating performance from period to period. For the three months ended December 31, 2023 and December 31, 2022, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich. For the year ended December 31, 2023, COVID-19 related expenses primarily consisted of legal-related costs in pursuit of our claim against Zurich, partially offset by a subsidy for our Canadian operations. For the year ended December 31, 2022, COVID-19 related expenses primarily consisted of site development cost write-offs and legal-related costs in pursuit of our claim against Zurich.

(c)    We adjust for the impact of losses and gains on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(d)    Represents costs related to capital transactions, including debt and equity offerings that are non-recurring in nature, but excluding direct costs related to the IPO, which were netted against the proceeds of the IPO.
(e)    Represents non-cash asset impairments of our long-lived assets, excluding impairments on development costs that are part of our normal course of business.
(f)    Includes benefits and costs associated with transactions that are unusual and non-recurring in nature.
(g)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income (loss) using the effective income tax rates for the respective periods.
(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income (loss) before interest expense, net, provision for (benefit from) income taxes and depreciation and amortization, excluding the impact of share-based compensation expense, loss (gain) on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, including incremental costs related to COVID-19.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2023	2022	2023	2022
Net income (loss)	$23,684	$13,726	$76,063	$(1,793)
Interest expense, net of interest income	34,548	28,805	130,797	113,537
Provision for (benefit from) income taxes	527	2,631	18,727	(825)
Depreciation and amortization	64,330	57,203	244,397	228,883
Share-based compensation expense (a)	13,115	4,077	50,144	37,291
COVID-19 related expenses (b)	131	2,119	470	3,056
Loss (gain) on sale-leaseback transactions (c)	193	535	13,624	(97,632)
Capital transaction costs (d)	—	—	—	255
Asset impairments (e)	—	—	6,620	—
Other (f)	1,180	(2,069)	(4,011)	(1,048)
Adjusted EBITDA	$137,708	$107,027	$536,831	$281,724
(a) – (f)    See the corresponding footnotes to the table in footnote 6 immediately above.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.

Proceeds from Sale-Leaseback Transactions
($ in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Proceeds from sale-leaseback transactions (1)	$—	$—	$123,331	$373,200
(1)    Sale-leaseback proceeds for the years ended December 31, 2023 and 2022, includes $1.5 million and $21.4 million, respectively, that was recognized as financing obligations and reported within financing activities on our consolidated statements of cash flows.

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	December 31, 2023	December 31, 2022
Current maturities of debt	$73,848	$15,224
Long-term debt, net of current portion	1,859,027	1,805,698
Total Debt	$1,932,875	$1,820,922
Less: Fair value adjustment	521	1,166
Less: Unamortized debt discounts and issuance costs	(15,270)	(19,249)
Less: Cash and cash equivalents (1)	11,161	15,198
Net Debt	$1,936,463	$1,823,807
Trailing twelve-month Adjusted EBITDA	536,831	281,724
Net Debt Leverage Ratio	3.6x	6.5x
(1)    Excludes restricted cash of $18.8 million and $10.3 million for the years ended December 31, 2023 and 2022, respectively.

Reconciliation of Net Income to Adjusted EBITDA Guidance for First Quarter 2024
($ in millions)
(Unaudited)

Three Months Ended
March 31, 2024
Net income	$29 – $32
Interest expense, net of interest income	27 – 27
Provision for income taxes	11 – 12
Depreciation and amortization	65 – 65
Share-based compensation expense	10 – 10
Adjusted EBITDA	$142 – $146